ROCKWELL ANNOUNCES WITHDRAWAL OF PALA BID

November 4, 2008, Vancouver, B.C. - Rockwell Diamonds Inc. ("Rockwell" or the "Company") (TSX: RDI; JSE: RDI; OTCBB: RDIAF) announces that the unsolicited offer made by Pala Investments Holdings Ltd ("Pala") to acquire all of the outstanding shares of Rockwell for $0.36 per share ("the Offer") has been withdrawn.

Pala announced in Canada on November 3, 2008 that it had withdrawn and was not proceeding with the Offer. The reason given by Pala for its withdrawal was that it had determined that a number of the conditions to the Offer were incapable of being satisfied prior to the expiry date and had therefore withdrawn the bid at this time in order to provide Rockwell shareholders with certainty as to the status of the Offer. No further information has been furnished to the Rockwell board to explain this withdrawal of the Offer.

For further details on Rockwell Diamonds Inc., please visit the Company's website at www.rockwelldiamonds.com or contact Investor Services at (604) 684-6365 or within North America at 1-800-667-2114.

John Bristow
President and CEO

Forward Looking Statements

This release includes certain statements that may be deemed "forward-looking statements". Other than statements of historical fact may be forward-looking statements, including, but not limited to, statements in this release about the expected upside potential of holding Rockwell shares, anticipated increases in the Company's level of production, decreases in operating costs and increases in the price of diamonds, the upward trend in the value of diamonds produced by Rockwell, and the likelihood of a better transaction emerging. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, including, but not limited to assumptions regarding the success of the Company's brownfields expansion efforts, the Company's cost structure, and matters that would affect a third party's decision to enter into an alternative transaction with the Company, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, changes in and the effect of government policies regarding mining and natural resource exploration and exploitation, availability of capital and financing, geopolitical uncertainty and political and economic instability, and general economic, and market or business conditions. The Company undertakes no obligation to update forward-looking statements except to the extent required by law. For more information on Rockwell, investors should review Rockwell's annual Form 20-F filing with the United States Securities and Exchange Commission www.sec.com and its home jurisdiction filings that are available at www.sedar.com.